Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into as of December 22, 2009, by and between World Wrestling Entertainment, Inc. (“WWE”), on the one hand, and THQ Inc. (“THQ”), on the other hand.  The foregoing are sometimes each referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, WWE brought claims against THQ and THQ/JAKKS Pacific, LLC (“the LLC”), an entity formed between THQ and Jakks Pacific, Inc. (“Jakks”) in connection with a certain videogame license with WWE, first in the United States District Court for the Southern District of New York on October 19, 2004 entitled World Wrestling Entertainment, Inc. v. JAKKS Pacific, Inc., et al., Case No. 1:04-CV-08223-KMK (the “Federal Action”) and then in the Superior Court for the State of Connecticut on October 12, 2006 entitled World Wrestling Entertainment, Inc. v. THQ Inc. and THQ/JAKKS Pacific, LLC, Case No. X05-FST-CV-06-5002512S) (the “Connecticut Action”) (together, the “Actions”);

WHEREAS, the Federal Action, as amended, asserted various federal claims under RICO and the Sherman Act and various then pendant state law claims, centered on allegations that Jakks, two of its affiliates, and its three highest ranking executives had been personally involved in directing payments made to WWE’s former licensing agent, Stanley Shenker, while attempting to procure licensing rights from the WWE on certain licenses, including the WWE videogame license, and further asserting that THQ and THQ’s Chief Executive Officer, Brian Farrell, were legally responsible for the misconduct notwithstanding their lack of factual involvement in, or knowledge of, the payments made to Shenker by Jakks (“the Shenker Claims”);

WHEREAS, the Connecticut Action as originally filed alleged that THQ and the LLC had entered into sublicensing arrangements to sell WWE-branded videogames in Japan and other Asian countries in violation of the June 10, 1998 videogame license agreement between WWE and the LLC, as amended, (the “1998 License”) and asserted claims for declaratory relief, breach of contract, unjust enrichment and violation of the Connecticut Unfair Trade Practices Act (the “Sublicense Claims”);

WHEREAS, on or about May 8, 2007, the Court in the Connecticut Action granted WWE’s request to amend its complaint to add allegations and state law claims substantially similar to the Shenker Claims based on state law then pending in the Federal Action and to “cite in” the other defendants from that action, including Mr. Farrell;

WHEREAS, on or about December 28, 2007, the Court in the Federal Action entered judgment for the defendants dismissing WWE’s federal claims with prejudice and dismissing WWE’s state law claims without prejudice, which judgment was affirmed in an unpublished opinion by the United States Court of Appeals for the Second Circuit on May 19, 2009;

WHEREAS, following the dismissal of the Federal Action by the District Court on December 28, 2007, WWE sought leave to refile its state law Shenker Claims in the Connecticut Action, which was granted, such that WWE was asserting in the Connecticut Action both Shenker Claims and Sublicense Claims;

WHEREAS, on July 1, 2008, THQ filed a cross-complaint against Jakks in the Connecticut Action;

WHEREAS, on August 29, 2008, the Court in the Connecticut Action entered summary judgment against WWE dismissing all of the Shenker Claims, leaving only the Sublicense Claims remaining;

WHEREAS, WWE has appealed the dismissal of its Shenker Claims in the Connecticut Action, and that appeal is now pending in the Connecticut Supreme Court (the “Connecticut Appeal”);

WHEREAS, the term of the videogame license between WWE and the LLC expires on December 31, 2009, but is subject to the LLC’s option to renew the license for an additional five years contained in Section 3 of the 1998 license (the “Renewal Right”);

WHEREAS, THQ filed a Complaint for Declaratory Relief against Jakks on June 29, 2009 in the Superior Court of the State of California for the County of Los Angeles, Case No. SC103763 (“the California Action”), seeking a declaration that Jakks cannot unilaterally renew the WWE videogame license; that THQ need not consent to such renewal; and that a certain non-competition provision in the LLC Agreement is void and unenforceable;

WHEREAS, Jakks, purporting to act on behalf of the LLC, sent WWE a notice on June 30, 2009 asserting that the LLC was exercising the Renewal Right of the 1998 License for an additional five years;

WHEREAS, WWE has made clear that it does not wish to continue, extend or renew any business relationship with Jakks due to, inter alia, the secret payments made to Shenker during the time Jakks was seeking to obtain intellectual property rights from WWE through Shenker; the failure by Jakks to disclose such payments to WWE when made; the failure by Jakks to make timely, full and complete disclosure to WWE regarding such payments when requested to do so; the failure of Jakks, as the party responsible to do so under the agreements between THQ and Jakks, to obtain WWE’s written consent to sublicensing; and due to the lack of good faith and fair dealing generally by Jakks towards WWE;

WHEREAS, WWE did not for the foregoing reasons entertain any proposal from Jakks to renew the toy license with WWE which expires on December 31, 2009;

WHEREAS, WWE disputes whether the Renewal Right of the 1998 License is valid and enforceable under the circumstances;

WHEREAS, WWE nevertheless desires to maintain the ability to continue having WWE videogames in the marketplace and has so advised THQ;

WHEREAS, WWE advised THQ that it is willing to continue with a videogame license relationship with THQ independent of the LLC on terms satisfactory to the parties;

WHEREAS, THQ desires to maintain a business relationship with WWE in order to continue its ability to produce and sell WWE videogames;

WHEREAS, THQ advised WWE that it had reached an agreement with Jakks whereby the LLC would not exercise the renewal right in the 1998 license and whereby Jakks and the LLC agreed to the termination of the 1998 license;

WHEREAS, THQ advised WWE that the LLC and Jakks would release THQ from the non-competition provisions of paragraph 12(c) in the October 25, 1999 Operating Agreement for the LLC between THQ and Jakks in order to permit THQ to enter into an independent license with WWE at the termination of the 1998 license on December 31, 2009.

WHEREAS, WWE and THQ desire and intend to resolve the disputes between them and enter into a conditional license agreement commencing on January 1, 2010.

NOW THEREFORE, in consideration of the terms and conditions set forth in this Settlement Agreement, the Parties agree as follows:

1.             Immediate Payment to WWE.  Upon the “Effective Date” (as defined in Section 5 below), THQ shall pay WWE the sum of Thirteen Million One Hundred and Seventy-Five Thousand Dollars  ($13,175,000).

2.             Dismissals.  Immediately upon execution of this Agreement, WWE will provide THQ with signed copies of all documents necessary and sufficient to:

(i)            dismiss with prejudice all remaining claims against THQ, Jakks and the LLC pending in the Connecticut Superior Court and the California Superior Court, and

(ii)           dismiss its Connecticut Appeal with prejudice.

These dismissal documents shall have no force or effect, and THQ shall not file them or cause any other person or entity to file them, prior to the later of the Effective Date or THQ’s payment of the amount set forth in Section 1 of this Agreement.  WWE agrees to take any further actions and execute any additional documents necessary to effectuate the dismissals described herein.  WWE further agrees not to further pursue any further appeals in the Federal Action.

3.             Releases.  As of the Effective Date:

3.1           WWE’s Release.  WWE, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“WWE Releasing Parties”) hereby knowingly and voluntarily fully and forever releases and discharges THQ and its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies including the LLC, and each of their respective present and former officers (including Brian Farrell), directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“THQ Releasees”) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist, as of the date this Settlement Agreement is executed  except as follows: (w) the 1998 License will continue in effect as provided in Section 3.4 below; (x) the Warrant Agreement dated August 15, 2003 and amended August 25, 2005 and the related Registration Rights Agreement dated August 15, 2003 (the “Warrant and Related Registration Rights Agreement”) shall continue in effect; and (y) nothing in this release shall affect the force and effect, if any, of the New License from and after the New License Commencement Date; and (z) nothing in this release shall release Jakks, its affiliates or employees as further described in Section 3.3 below.  The claims released under this Section 3.1 are referred to herein as “WWE’s Released Claims.”

3.2           THQ’s Release.  THQ, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies including the LLC, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“THQ Releasing Parties”) hereby knowingly and voluntarily fully and forever releases and discharges WWE and its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“WWE Releasees”) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist as of the date this Settlement Agreement is executed except as follows: (w) the 1998 License will continue in effect as provided in Section 3.4 below; (x) the Warrant and Related Registration Rights Agreement shall continue in effect; and (y) nothing contained herein shall affect the force and effect, if any, of the New License from and after the New License Commencement Date.  The claims released under this Section 3.2 are referred to herein as “THQ’s Released Claims”.

3.3           The term “Released Claims” means, as applicable, WWE’s Released Claims and/or THQ’s Released Claims.  The term “Releasees” means, as applicable, the THQ Releasees and/or the WWE Releasees.  For avoidance of doubt, it is acknowledged and agreed that none of Jakks or its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies (other than THQ) or their respective present and former officers, directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees (collectively, the “Jakks Parties”), is intended to be a “THQ Releasee” encompassed within the scope of any release set forth in this Settlement Agreement.

3.4           Except as provided in this paragraph, the above releases shall not release, waive or excuse THQ’s, the LLC’s or WWE’s ongoing or future obligations (including, without limitation, any royalty payment and indemnification obligations) under the 1998 License for the period ending on December 31, 2009, when it shall terminate.  Any obligations thereunder which expressly or by their nature survive termination are not altered or modified by this Settlement Agreement.  The parties also agree that any unrecouped guarantees paid by the LLC under the New Initiative Term Sheet relating to Casual Games, executed on or about June 7, 2008 (the “June 7 Term Sheet”), may be recouped from royalties that would otherwise be payable under the New License solely in respect of the games and in the Territory described in the June 7 Term Sheet.  Those unrecouped guarantees are estimated to be, at present, $375,000.

3.5           Other or Additional Facts.  Each of the Parties expressly and knowingly acknowledges that it may hereafter discover facts different from and/or in addition to those which it now knows and/or believes to be true with respect to its respective Released Claims, and which, if known to it at the time it executed this Settlement Agreement, may have materially affected its decision to execute this Settlement Agreement.  Each of the Parties acknowledges and agrees, having received the advice of counsel, that by reason of this Settlement Agreement and the releases contained herein, it is voluntarily and knowingly assuming any risk of such unknown facts and that this Settlement Agreement shall be and shall remain in full force and effect in all respects regarding the Released Claims.

3.6           Waiver of Civil Code Section 1542.  Section 1542 of the California Civil Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Except as otherwise provided in this Agreement, the Parties, after consultation with their respective counsel, hereby waive any and all rights and benefits conferred by the provisions of California Civil Code section 1542 and any similar law of any state or territory of the United States or other jurisdiction, with respect to all claims within the scope of the releases granted above that are presently unknown or unsuspected.

4.             Covenants Not to Sue.  Except for the purpose of enforcing the terms of this Settlement Agreement: (a) the WWE Releasing Parties agree to refrain and forbear forever from commencing, instituting, prosecuting, or directly or indirectly participating in, or filing any claim for damages or demand in connection with, any lawsuit, action or proceeding against the THQ Releasees, or any of them, based upon any of WWE’s Released Claims, including without limitation (i) any claim that any of the THQ Releasees should be held jointly and severally liable with any other defendant in the Actions; (ii) any proceeding to collect from any THQ Releasee any amounts for which the LLC may be deemed liable with respect to the Actions; or (iii) any lawsuit, action or proceeding against the LLC based upon any of the Sublicense Claims; and (b) the THQ Releasing Parties agree to refrain and forbear forever from commencing, instituting, prosecuting, or directly or indirectly participating in, or filing any claim for damages or demand in connection with, any lawsuit, action or proceeding against the WWE Releasees, or any of them, based upon any of THQ’s Released Claims.

5.             Additional Agreements/Conditions Precedent.  This Agreement shall not become effective, and shall be null and void, and the rights and obligations between the Parties hereto shall be such as if this Agreement never existed, unless and until, prior to 5:00 p.m. Pacific Standard Time on December 31, 2009:

(i)            The Parties enter into a license agreement (which, for purposes of this Settlement Agreement and the New License, shall include a letter dated December 22, 2009 from Brian Farrell to Vince McMahon relating to the royalty rate to be paid to WWE over the term of the New License) (collectively the “New License”), the term of which shall commence only upon the “New License Commencement Date,” which is hereby defined as January 1, 2010; and

(ii)           WWE enters into a release agreement with Jakks on substantially the same terms as set forth in Exhibit A hereto; and

(iii)          THQ enters into a settlement agreement with Jakks expressly providing that THQ is not precluded from entering into the New License, agreeing that the LLC did not renew the 1998 Agreement, agreeing that the 1998 Agreement is terminated as of December 31, 2009 and dismissing all claims between THQ and Jakks.  THQ shall provide suitable documentation to WWE evidencing that its settlement agreement with Jakks contains such provisions.

The first date on which all of these conditions have been timely satisfied is defined as the “Effective Date.” For the avoidance of doubt, the fact that this Agreement is not effective until the Effective Date shall not allow either party to terminate it unless the foregoing conditions have not occurred and it is after 5:00 p.m. Pacific Standard Time on December 31, 2009.

6.             Parties to Bear Own Fees and Costs.  Each Party shall bear all of its fees, expenses, and costs incurred in connection with the Actions and/or this Settlement Agreement.

7.             Authority to Enter into Settlement Agreement.  Each individual signing this Settlement Agreement warrants and represents that he or she has full authority to execute the same on behalf of the Party on whose behalf he or she signs.  Each Party, from and after the Effective Date, hereby agrees to execute all documents and instruments necessary to implement this Settlement Agreement.

8.             Confidentiality.  The Parties and their attorneys agree that the terms and conditions of this Settlement Agreement (“Confidential Terms”) shall remain confidential and shall not be disclosed by either Party or any of its attorneys except as follows:

8.1           Confidential Terms may be disclosed by the Parties to the following persons on the condition that the Parties or their representative(s) advise such persons of the confidentiality of the Confidential Terms and on the condition that such persons sign an agreement to be bound by this provision:  (a) to tax consultants or preparers, attorneys, accountants or business managers as necessary for purposes of tax planning and/or the preparation of tax returns for the Parties, or for the audit of the Parties’ respective financial statements, or for the preparation of filings required or deemed by counsel to be necessary to comply with applicable laws and regulations (including without limitation S.E.C. filings), or to enforce or defend any claims arising from this Settlement Agreement; (b) to immediate family members and their representatives; (c) to persons whose knowledge is necessary to carry out the provisions of the Settlement Agreement; and (d) to any other persons who have a reasonable need for such information provided such persons agree to be bound by the confidentiality provisions of this Agreement.

8.2           Confidential Terms may be disclosed by the Parties as required by a validly served subpoena or discovery request or by court order, but only after written notice of either (i) at least ten (10) days prior to such disclosure or (ii) no more than two (2) business days after a Party’s receipt of the subpoena, discovery request or court order, whichever is later, to the other Party in order to allow such other Party sufficient time to object to disclosure in these circumstances.

8.3           Confidential Terms may be disclosed by either of the Parties as otherwise required by federal or state law, including to satisfy such Party’s disclosure obligations under the securities laws.  The parties acknowledge that the effectiveness of this Agreement on the Effective Date, the amount paid hereunder, and the effectiveness of the New License may be disclosed in appropriate SEC filings.  The parties will work together in good faith to make a joint press release on or about the Effective Date announcing the fact that a settlement has occurred and the New License has been entered into.

9.             No Admission of Liability.  This Settlement Agreement does not constitute an admission by any of the Releasees of any liability or wrongdoing whatsoever, including, but not limited to, any liability or wrongdoing with respect to any of the allegations in the Actions.  The Parties agree that this Settlement Agreement is the result of a compromise within the provisions of Connecticut Evidence Code § 4-8; California Evidence Code §§ 1152 and 1154, New York Civil Practice Law and Rules § 4547 and Rule 408 of the Federal Rules of Evidence, and any similar statutes or rules, and shall not be used or admitted in any proceeding for any purpose including, but not limited to, as evidence of liability or wrongdoing by any Releasee, nor shall it be used for impeachment purposes, to refresh recollection, or any other evidentiary purpose; provided, however, that nothing in this Section 9 shall prohibit any Party and/or its counsel from disclosing the fact, amount and/or terms of this Settlement Agreement to a court, arbitrator, administrative agency or other tribunal of appropriate jurisdiction for the purpose of effectuating the provisions of this Settlement Agreement.  For the avoidance of doubt, each of the Parties expressly represents, and warrants and agrees (a) that it does not believe that any provision of this Settlement Agreement is ambiguous and (b) that this Section 9 is subject to the Integration Clause in Section 14.

10.           Binding Effect.  Subject to Section 5 hereof, all of the Parties hereto acknowledge and agree that it is their collective intention to fully, finally and forever settle and release all matters relating to the Released Claims.  In furtherance of such intention, in entering into this Settlement Agreement, subject to Section 5 hereof each Party acknowledges and agrees that this Settlement Agreement is intended, pursuant to the advice of legal counsel selected by each Party, to be final and binding between and among the Parties hereto.  Subject to Section 5 hereof, this Settlement Agreement shall bind and inure to the benefit of the Parties hereto and their respective predecessors, successors, heirs, and assigns.

11.           Representations and Warranties.  The Parties make the following representations and warranties to one another:

11.1         THQ represents and warrants that, to the best of its present knowledge, none of its current or former employees had any knowledge of the payments made by Jakks to Shenker at issue in the Actions when those payments were made or at any time prior to execution of the 1998 license.

11.2         Each of the Parties hereto acknowledges that no other Party, nor any agent or attorney of any other Party, has made any promise, representation, or warranty, whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this instrument.  Each of the Parties acknowledges that it has not executed this instrument in reliance on any such promise, representation, or warranty not contained herein.

11.3         Each of the Parties hereto has read this Settlement Agreement carefully and knows and understands the contents thereof.  Each of the Parties is fully aware of the legal and binding effect of this Settlement Agreement (subject to Section 5 hereof).  Each of the Parties has made such an investigation of the facts pertinent to this Settlement Agreement and of all the matters pertaining thereto as it deemed necessary.

11.4         Each of the Parties hereto acknowledges that it has been represented by counsel in the preparation, negotiation and execution of this Settlement Agreement, and that it has executed this document with the consent and the advice of such legal counsel.

11.5         Each of the Parties hereto acknowledges and agrees that the terms of this Settlement Agreement are contractual and not merely recitals and are the result of negotiations between Parties of equal bargaining positions.  All recitals are incorporated by reference into this Settlement Agreement.

11.6         WWE represents and warrants that no person or entity other than WWE has, or has had, any interest in any of WWE’s Released Claims; that WWE has the sole rights and exclusive authority to execute this Settlement Agreement; and that WWE has not sold, assigned, transferred, conveyed or otherwise disposed of any of WWE’s Released Claims.

11.7         THQ represents and warrants that no other person or entity has, or has had, any interest in any of THQ’s Released Claims; that it has the sole rights and exclusive authority to execute this Settlement Agreement; and that it has not sold, assigned, transferred, conveyed or otherwise disposed of any of THQ’s Released Claims.

12.           Governing Law.  This Settlement Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without giving effect to its choice of law provisions.  The Parties consent and agree to the exclusive jurisdiction and venue of the state and federal courts in the City of New York in the State of New York (“New York City”), with respect to any action arising out of or in connection with this Settlement Agreement and/or any breach or alleged breach of any provision of this Settlement Agreement; and each Party waives any objection as to improper venue and any objection that any state or federal court in New York City is an inconvenient forum.

13.           Joint Preparation.  This Settlement Agreement shall be construed without regard to the Party or Parties responsible for their preparation, and shall be deemed as prepared jointly by the Parties hereto.  In resolving any ambiguity and/or uncertainty existing herein, the Parties agree that no consideration and/or weight shall be given to the identity of the Party drafting said documents.

14.           Integration.  This Settlement Agreement and all agreements noted herein solely to the extent that they are noted as surviving this Settlement Agreement, including the 1998 License, the New License and the Warrant and Related Registration Rights Agreement as well as any other exhibit(s) hereto, constitutes the entire agreement and understanding between the Parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral, between the Parties relating thereto.  This Settlement Agreement may be amended, modified, canceled, and/or waived only by a written instrument that expressly refers to this Settlement Agreement and is executed subsequent to this Settlement Agreement by duly authorized representatives of each of the Parties.

15.           Notices.  All notices required and/or permitted hereunder must be given in writing and shall be sent, by personal or overnight delivery (including but not limited to, by messenger service) addressed as follows:

To WWE:              Jared Bartie

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT 06902

and

Jerry S. McDevitt

K&L Gates LLP

535 Smithfield Street

Pittsburgh, PA 15222

To THQ:                THQ Inc.

Executive Vice President – Business and Legal Affairs

29903 Agoura Road

Agoura Hills, CA 91301

and

Steven A. Marenberg

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

16.           Severability.    If any part, term, and/or provision of this Settlement Agreement is held by a court or other tribunal to be invalid, illegal, and/or otherwise unenforceable, such part, term, and/or provision shall be inoperative and void insofar as it is in conflict with law, but the validity of the remaining parts, terms, and/or provisions shall not be affected and the rights and obligations of the Parties shall be construed and enforced as if this Settlement Agreement did not contain the particular part, term, and/or provision held to be invalid and/or unenforceable.  This provision shall not apply to Sections 1, 2, 3, 4, 5, 9, 10, 11 and 14 of this Settlement Agreement, said terms being integral and non-severable parts of this Settlement Agreement, without which it would not have been entered into by the Parties.

17.           Headings.  The headings and captions used in this Settlement Agreement are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

18.           Counterparts.  This Settlement Agreement may be executed by facsimile and in any number of counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties, and each of them, have executed and dated this Settlement Agreement next to their respective signatures.

Dated:	World Wrestling Entertainment, Inc.

By:
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Dated:	THQ Inc.

By:
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